Rapa Mining Inc.: Announces Private Placement

June 28, 2005, Rapa Mining Inc. (OTC BB: RAPA) (the “Company”) announces that it has completed a private placement with a corporate investor of 305,555 units at a price of $1.08 per unit for total proceeds of approximately $330,000. Each unit will be comprised of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of the Company’s common stock at a price of $1.08 per share for a period of two years from the date of closing.

The Company, through its German-based subsidiary, Clyvia Technology GmbH (www.clyvia-tec.com), is engaged in the development of a proprietary technology that utilizes a process known as catalytic depolymerization to produce fuel from industrial waste products and recyclable materials such as plastics, vegetable oils and organic solids. Clyvia Technology has demonstrated this process in laboratory tests and is now seeking to construct a pilot project prototype that can be used to demonstrate that this process can be used to effectively create a renewable source of high quality diesel fuel and/or heating oil. For more information contact:

Rapa Mining Inc.
Walter P.W. Notter, President

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

Rapa Mining Inc.
Walter P.W. Notter
 0041 44 7208001
OR
Clyvia Technology GmbH
Dr. Manfred Sappok
0049 2432 893626
info@clyvia-tec.com